Exhibit 99.1

An Innovative Manufacturer of Specialty Tapes, Laminates, Sealants and Coatings

NEWS RELEASE

CHASE CORPORATION ANNOUNCES FIRST QUARTER RESULTS
REVENUE UP 11% TO $34.6 MILLION
EARNINGS PER SHARE INCREASES 32% TO $0.41

Bridgewater, MA – January 7, 2008 – Chase Corporation (AMEX:CCF) today reported revenues of $34.6 million for the three months ended November 30, 2007, representing an increase of $3.4 million or 11% compared to revenues of $31.2 million in the same period last year.  Net income in the first quarter of fiscal 2008 was $3,474,000, an increase of $926,000 or 36% compared to $2,548,000 in the prior year.  Diluted earnings per share increased $0.10 or 32% to $0.41 in the first quarter of fiscal 2008 compared to $0.31 in the prior year quarter.

Peter R. Chase, Chairman, President and Chief Executive Officer commented: “The quarter’s solid results demonstrate the value of our strategically diversified business units and the success of our team in mature markets. Our second quarter, as usual, will reflect the seasonality of the construction industry on several of our lines.  With raw material prices trending up and a general softness in the economy impacting demand as a whole we will be reviewing various ways to maintain margins and increase profitability across all of our key product lines.  As always we will meet these challenges head on, focus on productivity, and pursue our acquisition strategy.”

The following table summarizes the Company’s financial results for the quarters ended November 30, 2007 and 2006:

	For the Three Months Ended
	November 30,
All figures in thousands, except per share data	2007	2006

Revenues	$34,636	$31,245

Net income	$3,474	$2,548

Net income per diluted share	$0.41	$0.31

Weighted average diluted shares outstanding	8,526	8,169

Chase Specialized Manufacturing

Revenues from the Company’s primary operating segment were $29.6 million in the current quarter compared to $26.9 million in the prior year period.  Pipeline products remained on track with the high demand seen in fiscal 2007. Sales of construction products continued to be strong, with new project sales in the current quarter offsetting the reduction in Rosphalt 50® project sales which were seen in the first quarter last year. Revenues in the current quarter benefited from a key construction project that was several years in the making, as well as sales from Chase Protective Coatings, which was newly established through an acquisition in September 2007, and HumiSeal Europe SARL, which was established in March 2007.  Brands such as HumiSeal®, Paper Tyger®, Chase & Sons® and Chase BlH2Ock® remain a primary focus in the Company’s effort to grow sales organically; however, management continues to seek strategic acquisitions to bolster future growth in this segment.

Progress continues on the Company’s newly acquired manufacturing plant in the Pittsburgh area which will afford added production capacity, improved efficiencies on current products and space to integrate new products and acquisitions.

Moving forward into what is traditionally a slower time of the year for many of our product lines, management continues to pay close attention to the overall economy, including the housing market, inflation, and cost of petroleum related goods and services and the impact that the global market will have on the Company’s eight core product lines.

Chase Electronic Manufacturing Services (EMS)

Revenues from Chase EMS were $5.0 million in the current quarter compared to $4.3 million in the prior year period.  Demand from key customers remains in line with the latter half of fiscal 2007; however, pricing pressure from customers continues to put increased emphasis on margins. Backlog remains healthy and this operation continues to use plant capacity effectively.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:        (508) 279-1789 Ext. 219

E-mail:        investorrelations@chasecorp.com

Website:    www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications, and provides contract assembly services for the electronics industry.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.